Exhibit 3.4

CERTIFICATE OF FORMATION

OF

VTTI ENERGY PARTNERS GP LLC

Under Section 9 of The Marshall Islands Limited Liability Company Act

The undersigned, Rubel Yilmaz, authorized person of VTTI Energy Partners GP LLC, for the purpose of forming a Marshall Islands limited liability company, hereby certifies:

1.	The name of the limited liability company is: VTTI Energy Partners GP LLC (the “Company”).

2.	The registered address of the Company in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the Company’s registered agent in the Marshall Islands upon whom process may be served at such address is The Trust Company of the Marshall Islands, Inc.

3.	The formation date of the Company is the date of the filing of this Certificate of Formation with the Registrar of Corporations.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on the 11th day of April, 2014.

/s/ Rubel Yilmaz
Rubel Yilmaz
Authorized Person

11/04/2014